UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 8, 2011

Bizzingo, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52511	98-0471052

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

63 Main Street, #202, Flemington, New Jersey	08822

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 968-0838

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On September 15, 2011, we filed a Form 8-K with respect to the Certificate Of Amendment described below (“Original Filing”). This Amendment is being filed in response to a Comment Letter received from the staff of the Securities and Exchange Commission (“Staff”) dated May 9, 2012 (“Comment Letter”). The Original Filling included the Certificate of Amendment filed with the Nevada Secretary of State as an exhibit. The exhibit filed was not in an acceptable format. This Amendment No. 1 includes the exhibit in an acceptable format and amends the Original Filing in its entirety.

Except to the extent expressly set forth herein, this Amendment speaks as of the filing date of the Original Annual Report and has not been updated to reflect events occurring subsequent to the original filing date other than those required to reflect the effects of the comments received by the Staff. Accordingly, this Amendment should be read in conjunction with the Original Annual Report and our other filings made with the Securities and Exchange Commission subsequent to the filing of the Original Annual Report

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 8, 2011, the Company filed a Certificate of Amendment to its Articles of Incorporation (“Certificate of Amendment”) with the State of Nevada to authorize the creation of 100,000,000 shares of preferred stock $0.001 par value, in one or more classes, having such designations, preferences, and relative, participating, optional, or other rights (including preferential voting rights), and qualifications, limitations, and/or restrictions thereof, all as may be determined by from time to time by the Board of Directors of the Corporation. This type of preferred stock is known as “blank check” preferred.  This action previously was approved by a the vote of a majority of shareholders on or about July 14, 2011 which was the subject of a Definitive Information Statement circulated to the Company’s non-voting shareholders on or about August 3, 2011.

A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1(a). Please refer to the copy of the 2011 Stock Option Plan for a complete description of its terms.

Item 9.01. Financial Statements and Exhibits

Exhibit No.

3.1(a)	Certificate of Amendment filed with the Nevada Secretary of State on September 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bizzingo, Inc

Date: June 15, 2012	/s/ Douglas Toth
Douglas Toth
Chairman